UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2016

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On March 6, 2016, T-Mobile USA, Inc. (“T-Mobile USA”), a direct, wholly-owned subsidiary of T-Mobile US, Inc. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Telekom AG (“DT”) and the guarantors party thereto (including the Company), pursuant to which T-Mobile USA has agreed to issue and sell to DT, and DT has agreed to purchase from T-Mobile USA $2,000,000,000 principal amount of T-Mobile USA’s 5.300% Senior Notes due 2021 (the “Notes”) at an aggregate price of $2,000,000,000. Subject to certain limited and customary closing conditions (which closing conditions do not include the absence of a material adverse change), the closing of the issuance and sale of the Notes is scheduled to occur on a date (the “Issue Date”) determined by T-Mobile USA that shall not be later than December 7, 2016 (the “Commitment Period Termination Date”).

Pursuant to the Purchase Agreement, the Company is required to use the proceeds from the sale of the Notes (1) for acquisitions of low-band spectrum, (2) if the proceeds are not needed for acquisitions of low-band spectrum, for refinancing of debt (other than certain debt held by DT) and (3) if the proceeds are not needed for acquisitions of low-band spectrum or refinancing of debt, for general corporate purposes.

T-Mobile USA is not required to pay any commitment fees, underwriting fees, new issuance concession or other compensation to DT in connection with the Purchase Agreement or the issuance and sale of the Notes.

The Purchase Agreement terminates (1) at any time on or prior to the Commitment Period Termination Date at the option of the Company and (2) automatically on December 1, 2016 if the Company has not requested to close the issuance of the Notes, in each case subject to T-Mobile USA compensating DT for the cost of its hedging arrangements. The Company may not terminate the Purchase Agreement with respect to less than all of the Notes.

The Notes, when issued, will bear interest at a rate of 5.300% per year, will pay interest on a semiannual basis, and will mature on March 15, 2021.

The Notes, when issued, will have the benefit of guarantees from the same entities that are guarantors (the “Guarantors”) of T-Mobile USA’s existing senior notes and, other than interest rate, maturity date, and optional redemption pricing, will have substantially the same terms as T-Mobile USA’s existing senior notes.

The Notes and the guarantees, when issued, will be effectively subordinated to all of T-Mobile USA’s and the Guarantors’ existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to all of the liabilities and preferred stock of any of T-Mobile USA’s subsidiaries that do not guarantee the Notes.

The Notes, when issued, will be sold to DT without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company or T-Mobile USA will not be required to file a registration statement with the Securities and Exchange Commission providing for the registration under the Securities Act of the Notes prior to the date that is six months after the Issue Date.

DT is the Company’s majority stockholder and a holder of a portion of T-Mobile USA’s outstanding debt, as further described in the Company’s periodic reports with the Securities and Exchange Commission.

The foregoing description of the Purchase Agreement and the Notes is a summary only and is qualified in its entirety by the full and complete terms of the Purchase Agreement (which includes as an exhibit the forms of supplemental indentures that will be executed in connection with the issuance of the Notes) which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

The following exhibits are furnished as part of this report:

(d) Exhibits:

Exhibit	Description

1.1	Purchase Agreement, dated as of March 6, 2016, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Telekom AG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

March 7, 2016	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and Chief Financial Officer